Exhibit 10.2.b



                         U.S.A. Sunrise Beverages, Inc.
                                 Mailing Address
                                  P.O. Box 938
                 Phone (605) 723-5560 Fax (605) 723 2605 (tone)
                               Spearfish, SD 57783

Dear shareholder:

As we informed most of you over the phone and in person and due to the recent approval for merger with an emerging existing company and the declaration of a tax free stock dividend, you will be receiving the same number of shares into U.S.A. Sunrise Incorporated as you presently have on your name (s) in U.S.A. Sunrise Beverages, Inc. You will also receive the percentage rate on the merged company at a rate of 6%.

Upon merger the Transfer Agent will issue the pertinent certificates and they will be forwarded to you at your address of record. Certificates for Sunrise will be forwarded and delivered when certificates are printed and ready for deliver. All of certificates will be of record with Transfer Agent.

Enclosed please find the form for Stock Powers & Transfer Instructions, your certificate(s) number(s) of record (are/is) inserted, enclosed a copy of certificates for your records. Please sign as indicated on Stock Powers & Transfer Instructions as indicated and return Form to the address above. Do not fill in blanks, Transfer Agent will fill form with correct ratios and number of shares.

Replacement new certificates cannot be issued and will be withheld until the enclosed form(s) are returned and forwarded by us to Transfer Agent, otherwise you will remain as stockholder of record. If you now have in your possession any certificates previously received (green ones), they are not negotiable and must also be returned. You will receive all new certificates that carry the cusip number and Transfer Agent Guaranteed Signature.

Your prompt attention is appreciated.